EX-28(d)(5)(b)(ii)

AMENDMENT TO SUB-SUB-INVESTMENT ADVISORY AGREEMENT

Between

DELAWARE INVESTMETNS FUND ADVISERS,

a series of Macquarie Investment Management Business Trust and

MACQUARIE INVESTMENT MANAGEMENT

AUSTRIA KAPITALANLAGE AG

This Amendment (the “Amendment”), made as of this 1st day of May 2021, by and between DELAWARE INVESTMETNS FUND ADVISERS, a series of Macquarie Investment Management Business Trust (the “Sub-Advisor”), a Delaware statutory trust, and MACQUARIE INVESTMENT MANAGEMENT AUSTRIA KAPITALANLAGE AG, a corporation organized under the laws of Austria (the “Sub-Sub-Advisor”).

WITNESSETH:

WHEREAS, Sub-Advisor and the Sub-Sub-Advisor (collectively, the “parties”) have entered into a Sub-Sub-Investment Advisory Agreement dated April 30, 2019, as amended, (the “Agreement”); and

WHEREAS, in accordance with Section 11 of said Agreement, the Agreement may be changed, waived, discharged or terminated by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought; and

WHEREAS, the parties desire to amend Appendix A of the Agreement in regard to the fees of the Sub-Sub-Advisor for each Fund noted therein; and

WHEREAS, the parties desire to memorialize the Amendment to the Agreement.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, and intending to be legally bound, the Agreement shall be and is hereby amended as follows:

1.     Section 6 of the Agreement is hereby deleted and replaced with the new Section 6 below:

6.         Compensation. For that portion of the Fund for which Sub-Sub- Advisor acts as sub-sub-advisor, Sub-Advisor agrees to pay to Sub-Sub- Advisor and Sub-Sub-Advisor agrees to accept as full compensation for all services rendered by Sub-Sub-Advisor as such a monthly fee in arrears at an annual rate equal to the percentage of the average daily value of the net assets of each Fund for which Sub-Sub-Advisor provides services under this Agreement as detailed in Appendix A. For any period less than a month during which this Agreement is in effect, the fee shall be prorated according to the proportion which such period bears to a full month of 28 , 29, 30 or 31 days, as the case may be. Such compensation percentage may change at any time based upon written revisions or supplements to this Section 6 or Appendix A.

2.     Appendix A of the Agreement is hereby deleted and replaced with the new Appendix A attached hereto.

3.     Except as provided herein, all other provisions of the Agreement, as amended, including the exhibits thereto, will remain in full force and effect as set forth therein. All terms used but not otherwise defined herein shall have the meanings given to them in the Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment as of the date set forth above.

MACQUARIE INVESTMENT		DELAWARE INVESTMENTS
MANAGEMENT AUSTRIA		FUND ADVISERS,
KAPITALANLAGE AG		a series of Macquarie Investment Management
Business Trust

By:	/s/ Konrad Kontriner /s/ Rene Kreisl	By:	/s/ Roger Early
Name:	Konrad Kontriner Rene Kreisl	Name:	Roger Early
Title:	Division Director Division Director	Title:	Executive Vice President

Acknowledged by
LINCOLN INVESTMENT
ADVISORS CORPORATION

By:	/s/ Jayson Bronchetti
Name:	Jayson Bronchetti
Title:	President

APPENDIX A

Fee Schedule

Sub-Advisor agrees to pay to Sub-Sub-Advisor a monthly fee in arrears at an annual rate equal to the percentage of the average daily value of the net assets of each Fund for which Sub-Sub-Advisor provides services under this Agreement as noted below:

Effective Date	Fund	Fee
April 30, 2019	LVIP Delaware Diversified Floating Rate Fund	See below*
April 30, 2019	LVIP Delaware Bond Fund	See below*
October 2, 2020	LVIP Delaware Wealth Builder Fund	0.08% for entire Fund for asset allocation services & 0.08% for the equity portion of Fund’s assets managed by Sub-Sub- Advisor & see below* for fixed income portion of Fund’s assets managed
May 1, 2021	LVIP Delaware Diversified Income Fund	See below*
May 1, 2021	LVIP Delaware High Yield Fund	See below*
May 1, 2021	LVIP Delaware Limited Term Diversified Income Fund	See below*

* For the Fund’s fixed income assets denominated in Euro, Pound Sterling, Swiss Franc, Swedish Krona, Norwegian Krone and Danish Krone and any other fixed income assets managed by the Sub-Sub-Advisor, the Sub-Sub-Advisor shall receive 25% of the Sub-Advisor’s retained sub-advisory fee (expressed in US dollars) x the percentage of Sub-Advisor’s Fund assets in such currency or managed by the Sub-Sub-Advisor.

For the Fund’s fixed income assets invested in emerging markets countries as defined by the Sub-Sub-Advisor and agreed by the Sub-Advisor from time to time, and any other fixed income assets managed by the Sub-Sub-Advisor, the Sub-Sub-Advisor shall receive 25% of the Sub-Advisor’s retained sub-advisory fee (expressed in US dollars) x the employee remuneration ratio of the emerging markets team based in Austria.

The compensation payable to the Sub-Sub-Advisor, along with the compensation paid any other affiliated sub-sub-advisor providing fixed income investment management and trading services to the applicable Fund, shall not exceed 25% of the Sub-Advisor’s retained sub-advisory fee related to the Fund’s fixed income assets and payable from the Fund’s Adviser under its sub-advisory agreement.